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                                                                    EXHIBIT 99.1


Investor Contact:          Robbin E. Moore
                           Investor Relations Director
                           Krispy Kreme Doughnuts, Inc.
                           336.726.8857

Media Contact:             Amy S. Hughes
                           Communications Director
                           Krispy Kreme Doughnuts, Inc.
                           336.726.8815


       KRISPY KREME ANNOUNCES APPOINTMENT OF TWO INDEPENDENT BOARD MEMBERS


WINSTON-SALEM, NC (OCTOBER 4, 2004) - Krispy Kreme Doughnuts, Inc. (NYSE:KKD) today announced the appointment of Michael Sutton and Lizanne Thomas to its Board of Directors. These additions bring Krispy Kreme's total Board membership to eleven and the number of independent directors to nine.

Michael Sutton was Chief Accountant of the United States Securities and Exchange Commission from 1995 to 1998. Prior to holding the office of Chief Accountant, Mr. Sutton was a senior partner of Deloitte & Touche.

Lizanne Thomas is a senior corporate partner in the Atlanta office of Jones Day, a leading global law firm, where she also serves as Firmwide Administrative Partner.

Mr. Sutton and Ms. Thomas will serve on Krispy Kreme's Board of Directors and co-chair a newly formed Special Committee. This Special Committee will investigate matters raised by the United States Securities and Exchange Commission in the informal inquiry previously disclosed by the Company, claims asserted in a shareholder derivative action recently filed in United States District Court for the Middle District of North Carolina, issues raised by the Company's auditors, and other matters relevant to the Special Committee's work. While serving on the Special Committee, Mr. Sutton and Ms. Thomas are not expected to serve on any other committee of the Board of Directors.

Founded in 1937 in Winston-Salem, North Carolina, Krispy Kreme is a leading branded specialty retailer of premium quality doughnuts, including the Company's signature Hot Original Glazed. Krispy Kreme currently operates more than 390 factory stores in 45 U.S. states, Australia, Canada, Mexico and the United Kingdom. Krispy Kreme can be found on the World Wide Web at www.krispykreme.com.

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Information contained in this press release, other than historical information, should be considered forward-looking. In particular, the Company has made predictions about its forecasted growth in systemwide sales for the second half of the fiscal year and the fiscal year overall, its revised development plans and estimated new store openings for the fiscal year and the potential for its new product and cost saving initiatives. Forward-looking statements are subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Krispy Kreme's operating results, performance or financial condition are its dependence on franchisees to execute its store expansion strategy, supply issues, changes in consumer

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preferences and perceptions, the failure of new products or cost saving initiatives to contribute to financial results in the timeframe or amount currently estimated, the outcome of the pending informal inquiry by the United States Securities and Exchange Commission, the pending shareholder class action, and the pending shareholder derivative action, and numerous other factors discussed in Krispy Kreme's periodic reports, proxy statement and other information statements filed with the Securities and Exchange Commission.